Exhibit 4.01

CONVERTIBLE PROMISSORY NOTE

ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE OR ANY PORTION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”) OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL ACCETABLE TO COUNSEL FOR THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT THE PROPOSED TRANSFER MAY BE MADE WITHOUT VIOLATION OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAW.

up to $5,000,000                                                                                                               [__________], 2014
Sold in Notes of $50,000 each

FORCEFIELD ENERGY INC.
(a Nevada corporation)

9% CONVERTIBLE DEBT NOTE
Due On or Before _________

ForceField Energy Inc. a Nevada corporation (the “Company”), for value received and intending to be legally bound, hereby promises to pay to the order of_______________), the principal amount of ($__________) on or before [____________], together with interest thereon as set forth herein (“Note”). This Note is issued as part of an offering of up to $5,000,000.00 in Notes and pursuant to that certain Convertible Debt Note Subscription Agreement Between the Holder and Company dated herewith.

1.
Convertible Note: By accepting this Note, the Holder hereby acknowledges that this Note has not been registered under the Securities Act of 1933, as amended, or any state securities laws and Holder represents for himself and his legal representative that he is acquiring this Note and will acquire any shares issued upon conversion hereof, for his own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution of such securities and Holder agrees to reaffirm, in writing, this investment representation at the time of exercise of the conversion right set forth herein.

2.	Interest Payment: Interest shall accrue on the principal balance at the rate of nine percent (9%) per annum and shall be paid semi-annually to Holder in cash (USD).

3.	Security: This note is unsecured.

4.	Conversion of Note: This Note may be converted into shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) as follows:

a.
Conversion: Subject to and upon compliance with the provision of this section captions “Conversion of Note”, at the option of the Holder, at any time on or before __________ the unpaid principal and interest balance of the Note may be converted in whole or in part, into fully-paid and non-assessable shares of Common Stock at the following fixed conversion rates: (i) $6.00 per share if such conversion occurs within the first year after issuance of the Note; or (ii) $8.00 per share if such conversion occurs within the second or third year after issuance of the Note. Upon conversion of the entire principal balance, the principal represented thereby shall be canceled. Such conversion shall be effectuated by the Holder submitting to the Company a notice of conversion attached hereto as Exhibit “1” (the “Conversion Notice”). The Conversion Notice shall state the dollar amount thereof to be so converted and shall include or be accompanied by representations as to the Holder’s investment intent substantially similar to those contained in this Note. Shares issuable upon conversion of the Note shall be issued in the name of the Holder and shall be transferrable only in accordance with all of the terms and restrictions contained herein. No fractional shares shall be issued or delivered upon conversion of the Note.

b.
Subdivision or Combination: Whenever the Company shall subdivide or combine the outstanding shares of Common Stock issuable upon conversion of this Note, the conversion price in effect immediately prior to such subdivision or combination shall be proportionately decreased in the case of subdivision or increased in the case of combination effective at the time of such subdivision or combination.

c.
Reclassification or Change. Whenever any reclassification or change of the outstanding shares of Common Stock shall occur (other than a change in par value, or from par value to no par, or from no par to par value, or as a result of a subdivision or combination), effective provision shall be made whereby the Holder shall have the right, at any time thereafter, to receive upon conversion of the Note the kind of stock, other securities or property receivable upon such reclassification by a holder of the number of share of Common Stock issuable upon conversion of this Note immediately prior to such reclassification. Thereafter, the rights of the parties hereto with respect to the adjustments of the amount of securities or other property obtainable upon conversion of this Note shall be appropriately continued and preserved, so as to afford as nearly as may be possible protection of the nature afforded by this subparagraph (c).

d.
Merger: If, prior to repayment of the obligations relevant hereto, or prior to conversion of this Note into equity in the Company, the Company shall be consolidated or merged with another company, or substantially all of its assets shall be sold to another company in exchange for stock wit the view to distributing such stock to its shareholders, each share of stock into which this Note is convertible shall be replaced for the purposes hereof by a pro rata amount of the securities or property issuable or distributable, based upon percentage of the Company’s Common Stock which a Holder would have owned had there been a conversion herein after consummation of such merger, consolidation or sale and adequate provision to that effect shall be made at the time thereof. The Company will provide the Holder at least thirty (30) days prior written notice of any event described in this subsection (d).

e.
Reservation of Common Shares: The Company shall take or has taken all steps necessary to reserve a number of its authorized but unissued Common Stock sufficient for issuance upon conversion of this Note pursuant to the provisions included hereinabove.

f.
Securities Laws Restrictions: This Note and the shares of Common Stock issuable upon conversion have not been registered for sale under the Securities Act of 1933, as amended, and neither this Note nor those shares nor any interest in this Note nor those shares may be sold, offered for sale, pledged or otherwise disposed of without compliance with applicable securities laws, including, without limitation, an effective registration statement relating thereto or delivery of an opinion of counsel acceptable to the Company that such registration is not required under the Securities Act of 1933, as amended.

g.
Status of Registered Holder: The Company may treat the registered holder of this Note as the absolute owner of this Note for the purposes of making payments of principal or interest and for all other purposes and shall not be affected by any notice to the contrary. The registered holder of this Note must be an accredited non-US holders.

h.
Redemption/Prepayment of Note: this Note is subject to redemption at the option of the Company upon 30 days prior written notice (subject to the Holder’s prior exercise of its right of conversion as set forth above), as a whole at any time, or in part from time to time, upon payment by the Company of 110% of the unpaid principal amount or such portion thereof so redeemed, plus accrued interest thereon through the date of redemption.

i.	Events of Default: If any of the following conditions or events (“Events of Default” ) shall occur and shall be continuing:

a)
if the Company shall default in the payment of principal and/or interest accruing herein when the same becomes due and payable, whether at maturity or by declaration of acceleration or otherwise, and shall fail to cure such default within seven days after written notice thereof from the Holder to the Company, if the Company fails to tender any payment due hereunder when the same becomes due; and shall fail to cure such default within seven days after written notice thereof from the Holder to the Company; or

b)
if the Company shall materially default in the performance of or compliance with any term contained herein and such default shall not have been remedied within fifteen days after written notice thereof from the Holder to the Company; or

c)
if the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or a voluntary petition for reorganization under Title 11 of the Unites States Code (“Title 11”) shall be filed by the Company or an order shall be entered granting relief to the Company under Title 11 or a petition shall be filed by the Company in bankruptcy, or the Company shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company or if the Company or its directors or majority shareholders shall take any action looking to the dissolution or liquidation of the Company;

d)
or if within 120 days after the commencement of an action against the Company seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statue, law or regulation, such action shall not have been dismissed or nullified or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 120 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company such appointment shall not have been vacated; then, and in any such event, the Holder may at any time (unless such event of Default shall theretofore have been remedied) at its option, by written notice to the Company, declare the Note to be due and payable, whereupon the Note shall forthwith mature and become due and payable, together with interest accrued thereon, and thereafter interest shall be due, at the rate per annum hereinabove provided, on the entire principal balance until the same is fully paid, and on any overdue interest (but only to the extent permitted by law), without presentment, demand, protest or notice, all of which are hereby waived, subject however, to the other terms, including those relating to subordination, of this Note. No course of dealing and no delay on the part of Holder in exercising any right shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

j.
Usury Laws: Notwithstanding any provision contained in this Note to the contrary, the Company’s liability for payment of interest shall not exceed the limits imposed by applicable usury law. If any provision hereof requires interest payments in excess of the then legally permitted maximum rate, such provision shall automatically be deemed to require such payment at the then legally-permitted maximum rate.

k.
Notice: All notices required or permitted to be given under this Note shall be in writing (delivered by hand or sent certified or registered mail, return receipt requested, or by nationally recognized overnight courier service) addressed to the following addresses:

If to Holder:

If to Company:                      ForceField Energy Inc.
245 Park Avenue, 39th Floor
New York, NY, 10167
                                                (212) 672-1786

                     All notices shall be deemed given upon receipt by the recipient.

l.	Governing Law: The Note shall be governed by the laws of the State of Florida.

m.
Severability: If any provision, paragraph or subparagraph of this Note is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Note, including any other provision, paragraph or subparagraph. Each provision, paragraph or subparagraph of this Note is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

n.	Amendment: This Note may only be amended in writing, duly endorsed by the parties hereto.

o.	Heading: The headings in this Note are solely for convenience of reference and shall not affect its interpretation.

Attest:

ForceField Energy Inc.

________________________________________
David Natan, Chief Executive Officer

Exhibit 1

CONVERSION NOTICE

TO:           FORCEFIELD ENERGY, INC.

The Holder listed below hereby irrevocably exercises his/her/its right to convert ($        ) of this Note into _______ shares of Common Stock of ForceField Energy Inc. at the Conversion Price of $____ per share in accordance with the terms of this Note, and directs that the Common Shares issuable and deliverable upon such conversion be recorded on the books of ForceField Energy Inc. in the name of, and delivered to, the Holder.

The Holder hereby acknowledges that eh common Shares (i) have not been and will not be at the time of requisition by the undersigned registered under the Securities Act of 1933, as amended, or under any state securities laws, and hereby represents and warrants to the Company that he/she/it is acquiring the Common Stock for his/her/its own account, for investment, and not with a view to, or for sale in connection with, any distribution of such Common Stock; and (ii) are transferable on in accordance with all the terms and restrictions contained in the Note.

Dated: _________________, 20__

____________________________                                               _______________________________
Witness                                                                                                 Signature of Holder

_______________________________
Printed Name of Holder

_______________________________
EIN or SSN

_______________________________
Address

_______________________________
City, State, Zip

_______________________________
Telephone

_______________________________
Email